Exhibit 99.1
Financial Contact: James S. Gulmi (615) 367-8325
Media Contact:      Claire S. McCall (615) 367-8283
GENESCO REPORTS SECOND QUARTER
FISCAL 2010 RESULTS
NASHVILLE, Tenn., Aug. 27, 2009 — Genesco Inc. (NYSE:GCO) today reported a loss from continuing operations for the second quarter ended August 1, 2009, of $2.7 million, or $0.12 per diluted share, compared to a loss from continuing operations of $5.4 million, or $0.29 per diluted share, for the second quarter ended August 2, 2008. Fiscal 2010 second quarter earnings reflected pretax charges of $3.3 million, or $0.09 per diluted share, primarily related to fixed asset impairments. In addition, the second quarter of Fiscal 2010 reflected additional interest costs due to the adoption of FSP APB 14-1 in the first quarter of Fiscal 2010, a new accounting standard applicable to the Company’s convertible debt. Fiscal 2009 second quarter earnings included charges associated with merger related expenses, asset impairment and lease terminations, other legal matters, and a higher effective tax rate. Fiscal 2009 earnings also included a restatement of interest expense required by the adoption of APB 14-1, which required retroactive application resulting in additional interest costs.
     Adjusted for the listed items in both periods, the loss from continuing operations was $0.4 million, or $0.02 per diluted share, for the second quarter of Fiscal 2010, compared to earnings from continuing operations of $3.6 million, or $0.18 per diluted share, for the second quarter of Fiscal 2009. For consistency with Fiscal 2010’s previously announced earnings expectations, which did not reflect the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.
     Net sales for the second quarter of Fiscal 2010 were $335 million compared to $353 million in the second quarter of Fiscal 2009. Comparable store sales in the second quarter of Fiscal 2010 decreased by 8%. Comparable store sales in the Journeys Group decreased by 9%, the Hat World Group decreased by 2%, Underground Station decreased by 19%, and Johnston & Murphy Retail decreased by 16%.
     Robert J. Dennis, president and chief executive officer of Genesco, said, “We were pleased with our bottom-line performance for the quarter, even though sales remained choppy. August is off to a better start, with comparable sales through August 24 down by only 4%, despite a slightly delayed back to school in key regions related to a later than usual Labor Day.

     “Looking ahead, while visibility with regard to the economic climate is still quite limited, we remain cautiously optimistic about the second half of Fiscal 2010. Sales comparisons continue to moderate throughout the period, and we expect positive comps in the fourth quarter. We are buying accordingly.
     “Based on our sales expectations, we believe that we should be able to achieve our previously announced baseline scenario of earnings per share in the $1.70 to $1.80 range for the year.”
Cautionary Note Concerning Forward-Looking Statements
     This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, continuing weakness in the consumer economy, inability of customers to obtain credit, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in buying patterns by significant wholesale customers, bankruptcies or deterioration in financial condition of significant wholesale customers, disruptions in product supply or distribution, unfavorable trends in fuel costs, foreign exchange rates, foreign labor and materials costs, and other factors affecting the cost of products, competition in the Company’s markets and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and to conduct required remodeling or refurbishment on schedule and at expected expense levels, deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, unexpected changes to the market for our shares, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere, in our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

Conference Call
     The Company’s live conference call on August 27, 2009, at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,240 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com, and www.lids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended		Six Months Ended
		Restated *		Restated *
	August 1,	August 2,	August 1,	August 2,
In Thousands	2009	2008	2009	2008

Net sales	$334,658	$353,138	$705,024	$710,073
Cost of sales	164,713	171,814	345,857	347,354
Selling and administrative expenses	168,598	173,420	349,967	353,466
Restructuring and other, net	3,320	3,261	8,293	(198,577)

(Loss) earnings from operations	(1,973)	4,643	907	207,830
Loss on early retirement of debt	—	—	5,119	—
Interest expense, net	1,862	2,873	4,945	5,818

(Loss) earnings before income taxes from continuing operations	(3,835)	1,770	(9,157)	202,012
Income tax (benefit) expense	(1,172)	7,161	(891)	77,963

(Loss) earnings from continuing operations	(2,663)	(5,391)	(8,266)	124,049
Provision for discontinued operations	(59)	(5,361)	(218)	(5,454)

Net (Loss) Earnings	$(2,722)	$(10,752)	$(8,484)	$118,595

*	Fiscal 2009 results restated as a result of retroactive application of FSP APB 14-1.
Earnings Per Share Information

	Three Months Ended		Six Months Ended
		Restated		Restated
	August 1,	August 2,	August 1,	August 2,
In Thousands (except per share amounts)	2009	2008	2009	2008

Preferred dividend requirements	$49	$50	$99	$99

Average common shares — Basic EPS	21,798	18,513	20,326	19,782

Basic earnings (loss) per share:
Before discontinued operations	($0.12)	($0.29)	($0.41)	$6.27
Net (loss) earnings	($0.13)	($0.58)	($0.42)	$5.99

Average common and common equivalent shares — Diluted EPS	21,798	18,513	20,326	24,508

Diluted earnings (loss) per share:
Before discontinued operations	($0.12)	($0.29)	($0.41)	$5.15
Net (loss) earnings	($0.13)	($0.58)	($0.42)	$4.93

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended		Six Months Ended
		Restated		Restated
	August 1,	August 2,	August 1,	August 2,
In Thousands	2009	2008	2009	2008

Sales:
Journeys Group	$148,592	$160,960	$325,439	$329,722
Underground Station Group	18,561	23,597	45,289	52,601
Hat World Group	108,830	102,169	207,634	189,906
Johnston & Murphy Group	39,054	44,014	78,384	90,585
Licensed Brands	19,402	22,145	47,953	46,893
Corporate and Other	219	253	325	366

Net Sales	$334,658	$353,138	$705,024	$710,073

Operating Income (Loss):
Journeys Group	$(3,159)	$2,388	$2,354	$7,686
Underground Station Group	(3,789)	(3,038)	(4,239)	(4,019)
Hat World Group	10,526	11,454	17,050	15,179
Johnston & Murphy Group	(459)	2,994	(302)	6,677
Licensed Brands	1,987	2,091	5,604	5,646
Corporate and Other*	(7,079)	(11,246)	(19,560)	176,661

(Loss) earnings from operations	(1,973)	4,643	907	207,830
Loss on early retirement of debt	—	—	5,119	—
Interest, net	1,862	2,873	4,945	5,818

(Loss) earnings before income taxes from continuing operations	(3,835)	1,770	(9,157)	202,012
Income tax (benefit) expense	(1,172)	7,161	(891)	77,963

(Loss) earnings from continuing operations	(2,663)	(5,391)	(8,266)	124,049
Provision for discontinued operations	(59)	(5,361)	(218)	(5,454)

Net (Loss) Earnings	$(2,722)	$(10,752)	$(8,484)	$118,595

*	Includes $3.3 million of other charges in the second quarter of Fiscal 2010 which includes $3.4 million in asset impairments offset by a $0.1 million gain from other legal matters and includes $8.3 million of other charges in the first six months of Fiscal 2010 which includes $7.9 million in asset impairments, $0.3 million in other legal matters and $0.1 million for lease terminations.

Includes $3.3 million of other charges in the second quarter of Fiscal 2009 which includes $2.4 million in asset impairments, $0.6 million for lease terminations and $0.3 million for other legal matters and includes $198.6 million credit in the first six months of Fiscal 2009 of which $204.1 million were proceeds as a result of the settlement of merger-related litigation with The Finish Line and its investment bankers offset by $3.6 million in asset impairments, $1.1 million for other legal matters and $0.8 million for lease terminations. The second quarter and six months of Fiscal 2009 also included $0.3 million and $7.6 million, respectively, of merger-related expenses.

GENESCO INC.
Consolidated Balance Sheet

		Restated
	August 1,	August 2,
In Thousands	2009	2008

Assets
Cash and cash equivalents	$21,457	$24,283
Accounts receivable	28,251	23,015
Inventories	332,917	327,986
Other current assets	59,986	41,199

Total current assets	442,611	416,483

Property and equipment	228,712	249,067
Other non-current assets	182,678	170,056

Total Assets	$854,001	$835,606

Liabilities and Shareholders’ Equity
Accounts payable	$119,891	$133,806
Other current liabilities	60,156	85,995

Total current liabilities	180,047	219,801

Long-term debt	53,042	99,820
Other long-term liabilities	111,981	86,977
Shareholders’ equity	508,931	429,008

Total Liabilities and Shareholders’ Equity	$854,001	$835,606

GENESCO INC.
Retail Units Operated — Six Months Ended August 1, 2009

	Balance			Balance			Balance
	02/02/08	Open	Close	01/31/09	Open	Close	08/01/09

Journeys Group	967	50	5	1,012	14	5	1,021
Journeys	805	16	5	816	7	5	818
Journeys Kidz	115	26	0	141	7	0	148
Shi by Journeys	47	8	0	55	0	0	55
Underground Station Group	192	0	12	180	0	4	176
Hat World Group	862	43	20	885	13	15	883
Johnston & Murphy Group	154	9	6	157	4	0	161
Shops	113	6	5	114	3	0	117
Factory Outlets	41	3	1	43	1	0	44

Total Retail Units	2,175	102	43	2,234	31	24	2,241

Retail Units Operated — Three Months Ended August 1, 2009

	Balance			Balance
	05/02/09	Open	Close	08/01/09

Journeys Group	1,018	6	3	1,021
Journeys	818	3	3	818
Journeys Kidz	145	3	0	148
Shi by Journeys	55	0	0	55
Underground Station Group	177	0	1	176
Hat World Group	880	8	5	883
Johnston & Murphy Group	161	0	0	161
Shops	117	0	0	117
Factory Outlets	44	0	0	44

Total Retail Units	2,236	14	9	2,241

Constant Store Sales

	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008

Journeys Group	-9%	2%	-3%	1%
Underground Station Group	-19%	9%	-11%	9%
Hat World Group	-2%	7%	3%	5%
Johnston & Murphy Group	-16%	-4%	-17%	-3%

Total Constant Store Sales	-8%	4%	-3%	3%

Schedule B
Genesco Inc.
Adjustments to Reported (Loss) Earnings from Continuing Operations
Three Months Ended August 1, 2009 and August 2, 2008

	3 mos	Impact	3 mos	Impact
In Thousands (except per share amounts)	Aug 2009	on EPS	Aug 2008	on EPS

(Loss) earnings from continuing operations, as reported	$(2,663)	$(0.12)	$(5,391)	$(0.29)

Adjustments: (1)
Merger-related expenses	—	—	202	0.01
Impairment & lease termination charges	2,114	0.09	1,780	0.07
Other legal matters	(32)	—	190	0.01
Convertible debt interest restatement (APB 14-1)	172	0.01	462	0.02
Higher effective tax rate (2)	7	—	6,366	0.27
Effect of change in share count from going to a profit from a loss	—	—	—	0.09

Adjusted (loss) earnings from continuing operations (3)	$(402)	$(0.02)	$3,609	$0.18

(1)	All adjustments are net of tax. The tax rate for the second quarter of Fiscal 2010 is 37.29% excluding FIN 48 discrete items of $258,000. The tax rate for the second quarter of Fiscal 2009 before the impact of the settlement of merger-related litigation and deductibility of prior year merger-related expenses is 40.2% excluding a FIN 48 discrete item of $74,000.

(2)	Includes added tax on Finish Line share appreciation and impact on EPS calculation from additional tax in Fiscal 2009.

(3)	Reflects 21.8 million share count for Fiscal 2010 and 23.3 million share count for Fiscal 2009 which includes convertible shares and common stock equivalents in Fiscal 2009.
The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, in light of the impact of changes in effective tax rates and other items not reflected in those expectations.

Schedule B
Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 30, 2010
Baseline Scenario

	High Guidance		Low Guidance
In Thousands (except per share amounts)	Fiscal 2010		Fiscal 2010

Forecasted earnings from continuing operations	$25,426	$1.17	$23,067	$1.07

Adjustments: (1)
Convertible debt interest restatement (APB 14-1)	1,014	—	1,014	—
Impairment, other legal matters and lease termination charges	9,063	0.39	9,063	0.39
Loss on early retirement of debt	3,117	0.13	3,117	0.13
Higher effective tax rate	2,540	0.11	2,540	0.11

Adjusted forecasted earnings from continuing operations (2)	$41,160	$1.80	$38,801	$1.70

(1)	All adjustments are net of tax. The forecasted tax rate for Fiscal 2010 for the baseline scenario is 39.1%.

(2)	Reflects 23.6 million share count for Fiscal 2010 which includes convertible shares and common stock equivalents.
This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.